EXHIBIT 99.1

CPI Corp.
news for immediate release     FOR RELEASE December 31, 2012

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2012 THIRD-QUARTER RESULTS

ST. LOUIS, December 31, 2012 - CPI Corp. (OTCQX: CPIC) today reported the results for the fiscal 2012 third quarter ended November 10, 2012.

•	Fiscal 2012 third-quarter net sales declined 26% to $69.5 million from $94.6 million in the prior-year third quarter.

◦	Third-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 15% versus the same period last year.

◦	Third-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 21% versus the same period last year.

◦	Third-quarter Kiddie Kandids® comparable store sales, described herein, decreased 13% versus the same period last year.

•
Fiscal 2012 third-quarter Adjusted EBITDA (see reconciliation below) improved to a loss of ($4.7) million from a loss of ($7.0) million in the prior-year third quarter primarily due to cost reductions at the corporate and field levels.

•
Fiscal 2012 third-quarter diluted EPS declined to a loss of ($2.81) per share from a loss of ($1.03) per share in the prior-year period primarily due to comparable store sales declines, impairments and certain other charges.

Liquidity Update
Since late in fiscal 2011, the Company has had on-going discussions with its lenders to obtain covenant compliance waivers to cure defaults under its Credit Agreement as well as increases to the available borrowing capacity. These discussions have resulted in a number of amendments to the Credit Agreement, the most significant of which is an acceleration of the Credit Agreement's maturity date to December 31, 2012 and the Company's engagement of an investment bank to solicit offers for a sale transaction involving the Company.

As of November 10, 2012, the Company was not in compliance with certain provisions of its Credit Agreement, as amended, including the Minimum Period Cumulative EBITDAR covenant and certain studio closure and lease abandonment provisions. Since that time, the Company has also fallen out of compliance with several additional covenants and such noncompliance exists as of today.

The Credit Agreement and amounts owed thereunder are currently due and the Company does not have sufficient resources to repay these amounts. The Company is currently negotiating a forbearance agreement under which it is expected that the lenders will forbear from exercising their rights and remedies under the Credit Agreement until mid-January, subject to the Company's compliance with certain conditions. There can be no assurances that the lenders will grant such waivers or amendments on commercially reasonable terms, if at all. If the Company is unable to secure these additional amendments to the Credit Agreement, the Company may be forced into an orderly liquidation or bankruptcy. The outcome of restructuring and sale initiatives required by the Credit Agreement, as amended, is uncertain and involves matters that are outside of the Company's control.

The Company's interim financial information has been prepared assuming that it will continue as a going concern; however, the conditions noted above raise substantial doubt about the Company's ability to do so. The interim financial information does not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.

Third-Quarter 2012 Results
The Company reported a net loss of ($20.2) million and ($7.3) million, or ($2.81) and ($1.03) per diluted share, for the third quarters ended November 10, 2012, and November 12, 2011, respectively.  Earnings in the period were significantly affected by comparable store sales declines, impairments and certain other charges. Adjusted EBITDA improved to ($4.7) million in the third quarter of 2012 from ($7.0) million in the prior year third quarter.

Net sales for the third quarter of fiscal 2012 decreased ($25.1) million, or (26.50)%, to $69.5 million from the $94.6 million reported in the fiscal 2011 third quarter.  Net sales for the 2012 third quarter were negatively impacted by net studio closings ($10.5 million), net revenue recognition change ($2.4 million), Bella Pictures® operations ($1.9 million) and other items ($256,000).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 13%.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $4.3 million, decreased 15% in the third quarter of 2012 to $36.8 million from $43.2 million in the third quarter of 2011.  The decrease in PMPS sales for the third quarter was the result of a 14% decline in the average sale per customer sitting and a 1% decline in the number of sittings.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $0.6 million, decreased 21% in the third quarter of 2012 to $29.1 million from $36.9 million in the third quarter of 2011.  The decrease in SPS sales for the third quarter was the result of a 14% decline in the average sale per customer sitting and a 8% decline in the number of sittings.

Net sales from the Company’s Kiddie Kandids® (KK) studio operations, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $3.4 million, decreased 13% in the third quarter of 2012 to $2.6 million from $2.9 million in the third quarter of 2011.  The decrease in KK sales for the third quarter was the result of a 12% decline in the average sale per customer sitting and a 2% decline in the number of sittings.

The Bella Pictures® operations contributed approximately $1.7 million in net sales in the third quarter of 2012, down 54% from net sales of $3.6 million in the third quarter of 2011. Effective in the second quarter of fiscal year 2012, the Company no longer pursued the business model and on December 17, 2012, the Company sold the Bella Pictures® tradename, certain assets and all remaining customer contracts. The sale will result in a net cash payout of approximately $195,000, primarily related to customer deposits received on open contracts. Also in the second quarter of 2012, the Company discontinued its Portrait Gallery from Bella Pictures operations.

Excluding the effects of impairments and other charges in both periods, costs and expenses were $76.2 million in the third quarter of 2012, a 28% decline from $106.1 million reported in the comparable prior-year period.

Cost of sales, excluding depreciation and amortization expense, decreased to $7.0 million in the third quarter of 2012 from $8.6 million in the third quarter of 2011 primarily due to lower overall production levels, offset in part by a higher-cost product mix and higher shipping charges resulting from certain promotional events.

Selling, general and administrative expense declined to $67.2 million in the third quarter of 2012 from $92.9 million in the third quarter of 2011, primarily due to net reductions in studio, field and corporate employment costs, lower host commission expense due to lower sales levels and reduced advertising expenses, partially offset by increased employee insurance costs.

Depreciation and amortization expense was $2.0 million in the third quarter of 2012, compared with $4.6 million in the third quarter of 2011.  Expense decreased in 2012 primarily as a result of significant impairment charges recognized during the fourth quarter of fiscal year 2011 and throughout fiscal year 2012, which resulted in lowering or eliminating the depreciable base on many of the Company's long-lived assets. The Company also sold a number of properties during fiscal year 2012, which is contributing to the decrease in depreciation expense in the third quarter of 2012.

Impairment charges in the third quarter of 2012 were $4.0 million and consisted of $0.8 million and $3.2 million in charges related to the impairment of certain long-lived property and equipment and certain intangible long-lived assets, respectively.

In the third quarter of 2012, the Company recognized $3.1 million in other charges, compared with $699,000 in the third quarter of 2011.  The current-quarter charges primarily relate to costs incurred in connection with the debt renegotiation and costs incurred as the Company winds down its Bella Pictures® operation.  The prior-year charges primarily related to severance and certain litigation costs.

Net interest expense increased to $6.1 million in the third quarter of 2012 from $1.3 million in the third quarter of fiscal 2011, primarily as the result of higher average borrowings, the write-off of certain prepaid debt fees and higher interest charges and fees resulting from the Second Amendment to the Credit Agreement.

Income tax expense was $176,000 in the third quarter of 2012 compared to an income tax benefit of $7.4 million in the third quarter of 2011.  The resulting effective tax rates were (1)% and 54% in 2012 and 2011, respectively.  Beginning in the fourth quarter of fiscal 2011, the Company established valuation allowances against all of its deferred tax assets. Income tax expense in the third quarter of 2012 is the result of current income taxes payable in certain foreign taxing jurisdictions. In the third quarter of 2011, income taxes were impacted by a change in the annualized effective tax rate, as well as certain tax benefits recognized related to a previous uncertain tax position.

Preliminary Fourth-Quarter Net Sales
The Company's preliminary comparable same-store net sales on a point-of-sale basis for the first six (6) weeks of the fourth quarter of fiscal 2012 declined 22% to $50.1 million from $64.4 million in the same period last year. The number of sittings decreased 10% from the prior year and the average sale per customer sitting decreased 14% period over period.

Investor Relations
CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public. You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at more than 2,700 locations, 176 of which are temporary in nature, throughout the United States, Canada, Mexico and Puerto Rico. CPI's digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to its significant liquidity challenges and ability to continue as a going concern, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.

Such risks include, but are not limited to: the Company's ability to operate as a going concern, the Company's ability to sell or refinance its indebtedness prior to the expiration of its Credit Agreement, the Company's need for additional liquidity, declining sales trends in the Company's business, the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the Company's ability to comply with its debt covenants under its Credit Agreement, as amended, restrictions on the Company’s business imposed by agreements governing its debt, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan, impact of foreign currency translation and the limited trading market of its stock.

The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(unaudited)

	16 Weeks Ended		40 Weeks Ended
	November 10, 2012	November 12, 2011	November 10, 2012	November 12, 2011
Net sales	$69,501	$94,554	$192,747	$254,023

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization)	6,951	8,626	17,423	20,949
Selling, general and administrative expenses	67,193	92,914	180,005	233,347
Depreciation and amortization	2,031	4,609	6,084	12,363
Impairments	3,955	—	25,843	—
Other charges	3,135	699	9,837	5,043
	83,265	106,848	239,192	271,702

Loss from continuing operations	(13,764)	(12,294)	(46,445)	(17,679)

Interest expense, net	6,068	1,286	11,204	2,562
Other expense, net	78	281	129	228

Loss from continuing operations before income taxes	(19,910)	(13,861)	(57,778)	(20,469)
Income tax expense (benefit)	176	(7,442)	283	(8,803)

Net loss from continuing operations	(20,086)	(6,419)	(58,061)	(11,666)
Net loss from discontinued operations, net of income tax benefit	(120)	(830)	(2,076)	(1,220)

Net loss	(20,206)	(7,249)	(60,137)	(12,886)
Net income (loss) attributable to noncontrolling interest	23	1	(105)	(139)

NET LOSS ATTRIBUTABLE TO CPI CORP.	$(20,229)	$(7,250)	$(60,032)	$(12,747)

Amounts Attributable to CPI Corp. Common Stockholders:
Net loss from continuing operations, net of income taxes	$(20,109)	$(6,420)	$(57,956)	$(11,527)
Net loss from discontinued operations, net of income taxes	(120)	(830)	(2,076)	(1,220)
Net loss	$(20,229)	$(7,250)	$(60,032)	$(12,747)

Net Loss per Common Share Attributable to CPI Corp.:
Net loss per share from continuing operations	$(2.79)	$(0.91)	$(8.14)	$(1.64)
Net loss per share from discontinued operations	(0.02)	(0.12)	(0.29)	(0.17)
Net loss per share	$(2.81)	$(1.03)	$(8.43)	$(1.81)

Weighted average common shares outstanding	7,200	7,040	7,118	7,027

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(unaudited)

	16 Weeks Ended		40 Weeks Ended
	November 10, 2012 (1)	November 12, 2011	November 10, 2012	November 12, 2011

Capital Expenditures	$821	$3,504	$2,514	$7,107

EBITDA is calculated as follows:
Net loss from continuing operations attributable to CPI Corp.	(20,109)	(6,420)	(57,956)	(11,527)
Income tax expense (benefit)	176	(7,442)	283	(8,803)
Interest expense, net	6,068	1,286	11,204	2,562
Depreciation and amortization	2,031	4,609	6,084	12,363
Impairments	3,955	—	25,843	—
Other non-cash charges, net	222	27	658	(36)

EBITDA (2) & (6)	$(7,657)	$(7,940)	$(13,884)	$(5,441)

Adjusted EBITDA (3)	$(4,667)	$(6,980)	$(4,578)	$(124)

EBITDA margin (4)	(11.02)%	(8.40)%	(7.20)%	(2.14)%

Adjusted EBITDA margin (5)	(6.72)%	(7.38)%	(2.38)%	(0.05)%

(1)
During the 16-week period ended November 10, 2012, the Company recorded adjustments related to the closure of studio locations subject to operating leases, which resulted in a net expense of $756,000, to correct errors in previously recognized liabilities for operating leases recorded during the 12-week period ended July 21, 2012.

(2)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(3)	Adjusted EBITDA is calculated as follows:

EBITDA	$(7,657)	$(7,940)	$(13,884)	$(5,441)
EBITDA adjustments:
Litigation costs	157	(5)	424	2,189
Severance and related costs	41	411	1,481	1,702
Studio closure costs	860	—	3,529	—
Financial restructuring costs	1,080	—	2,485	—
Bella Pictures Acquisition costs	643	216	960	1,107
Currency translation loss	61	263	109	193
Other	148	75	318	126

Adjusted EBITDA	$(4,667)	$(6,980)	$(4,578)	$(124)

(4)	EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(5)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (3), stated as a percentage of sales.

(6)
As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flows from continuing operations follows:

	16 Weeks Ended		40 Weeks Ended
	November 10, 2012	November 12, 2011	November 10, 2012	November 12, 2011

EBITDA	$(7,657)	$(7,940)	$(13,884)	$(5,441)
Income tax (expense) benefit	(176)	7,442	(283)	8,803
Interest expense, net	(6,068)	(1,286)	(11,204)	(2,562)
Adjustments for items not requiring cash:
Deferred income taxes	—	(6,712)	(129)	(9,936)
Deferred revenues and related costs	610	1,412	1,321	2,607
Other, net	1,592	2,336	3,791	3,877
(Increase) decrease in current assets	(2,601)	(7,840)	(601)	(7,634)
Increase (decrease) in current liabilities	10,868	5,886	8,452	3,516
Increase (decrease) in current income taxes	110	(1,757)	422	(2,485)

Cash flows from continuing operations	$(3,322)	$(8,459)	$(12,115)	$(9,255)

...more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
NOVEMBER 10, 2012 AND NOVEMBER 12, 2011
(In thousands)
(unaudited)

	November 10, 2012	November 12, 2011
Assets

Current assets:
Cash and cash equivalents	$3,912	$4,589
Other current assets	16,854	38,903
Net property and equipment	7,364	33,190
Intangible assets	16,746	57,710
Other assets	11,320	20,969

Total assets	$56,196	$155,361

Liabilities and stockholders' deficit

Current liabilities, including current portion of long-term debt obligations	$136,448	$131,220
Long-term debt obligations	—	—
Other liabilities	38,392	27,743
Stockholders' deficit	(118,644)	(3,602)

Total liabilities and stockholders' deficit	$56,196	$155,361

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